Exhibit 10.2
RANGER ENERGY SERVICES, INC.
AMENDED AND RESTATED
2017 LONG TERM INCENTIVE PLAN
PERFORMANCE STOCK UNIT AWARD INCENTIVE AGREEMENT
THIS PERFORMANCE STOCK UNIT AWARD INCENTIVE AGREEMENT (this “Agreement”) is made and entered into by and between Ranger Energy Services, Inc., a Delaware corporation (the “Company”), and [Participant Name], an individual and employee of the Company (“Grantee”), as of the ___ day of ______, 2026 (the “Grant Date”), subject to the terms and conditions of the Ranger Energy Services, Inc. Amended and Restated 2017 Long Term Incentive Plan, as it may be amended from time to time thereafter (the “Plan”). The Plan is hereby incorporated herein in its entirety by this reference. Capitalized terms not otherwise defined in this Agreement shall have the meaning given to such terms in the Plan.
WHEREAS, Grantee is an executive officer of the Company, and in connection therewith, the Company desires to grant a Performance-Based Stock-Based Award to Grantee, subject to the terms and conditions of this Agreement and the Plan, with a view to increasing Grantee’s interest in the Company’s success and growth; and
WHEREAS, Grantee desires to be the holder of a Performance-Based Stock-Based Award subject to the terms and conditions of this Agreement and the Plan;
NOW, THEREFORE, in consideration of the premises, mutual covenants and agreements contained herein, and such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
1.Grant of Performance Stock Units. Subject to the terms and conditions of this Agreement and the Plan, the Company hereby grants to Grantee [Awards Granted] Performance Stock Units as described herein (the “Performance Stock Units”), which constitute a Performance-Based Stock-Based Award that is referred to as a Performance-Based Award under the Plan. Each Performance Stock Unit shall initially represent the equivalent of one Share as of the Grant Date, with the actual number of Shares to be paid out to be determined under the terms and conditions of this Agreement. With respect to the Performance Stock Units granted under this Agreement, the Committee reserves the right and authority, as exercised in its discretion, to modify, waive or adjust any term or condition of an Award that has been granted, which may include the acceleration of vesting, waiver of forfeiture restrictions, modification of the form of settlement of the Award, early termination of a performance period, or modification of any other condition or limitation regarding an award, at any time before or after the Incentive Award becomes fully vested but prior to actual payment, but at all times subject to Section 6 for Detrimental Conduct. As a holder of Performance Stock Units, the Grantee has the rights of a general unsecured creditor of the Company unless and until the Performance Stock Units are converted to Shares upon vesting and transferred to Grantee, as set forth herein.
2.Transfer Restrictions. Grantee shall not sell, assign, transfer, exchange, pledge, encumber, gift, devise, hypothecate or otherwise dispose of (collectively, “Transfer”) any Performance Stock Units granted hereunder. Any purported

Transfer of Performance Stock Units in breach of this Agreement shall be void and ineffective and shall not operate to Transfer any interest or title to the purported transferee.
3.Vesting of Performance Stock Units.
(a)Performance Period. For purposes of this Agreement, the performance period is the three-year period that begins on January 1, 2026, and ends on December 31, 2028 (the “Performance Period”). Subject to the terms and conditions of this Agreement, the Performance Stock Units shall vest and become payable to Grantee at the end of the Performance Period, provided that (i) Grantee is still an Employee at that time and has continuously been an Employee since the Grant Date (the “Service Requirement”) and (ii) the Board, or a duly authorized committee thereof, has certified in writing that the performance criterion established for the Performance Period as described below (the “Performance Criterion”) has been achieved. All Performance Stock Units that do not become vested during or at the end of the Performance Period shall be forfeited. The Board, in its discretion, may adjust the Performance Criterion to recognize special or non-recurring situations or circumstances with respect to the Company or any other company in the Peer Group for any year during the Performance Period arising from the acquisition or disposition of assets, costs associated with exit or disposal activities or material impairments. There are two Performance Criterion that have been established for the Performance Stock Units awarded under this Agreement, as described in subsections (b) and (c) below. Fifty percent (50%) of the Performance Stock Units awarded under this agreement are subject to the RTSR Criterion and fifty percent (50%) of the Performance Stock Units awarded under this Agreement are subject to the ATSR Criterion (each, as defined below).
(b)Relative TSR. The first Performance Criterion is the Company’s Relative Total Shareholder Return (“RTSR”), calculated in accordance with Exhibit A to this Agreement (the “RTSR Criterion”). The Company’s RTSR is compared to the RTSR of each of the peer group companies, as listed on Exhibit A to this Agreement (each a “Peer Company” and as a group, the “Peer Group”), as of the end of each calendar year within the Performance Period to determine where the Company ranks when compared to the Peer Group.
(d)Absolute TSR. The second Performance Criterion is the Absolute Total Shareholder Return (the “ATSR”), calculated in accordance with Exhibit A to this Agreement (the “ATSR Criterion”).
(e)Changes in Peer Group. When calculating RTSR for the Performance Period for the Company and the Peer Group, (i) the performance of a company in the Peer Group will not be used in calculating the RTSR of that member of the Peer Group if the company is not publicly traded (i.e., has no ticker symbol) at the end of the Performance Period; (ii) the performance of any company in the Peer Group that becomes bankrupt during the Performance Period will be included in the calculation of Peer Group performance based on a TSR of -100% even if it has no ticker symbol at the end of the measurement period; and (iii) the performance of the surviving entities will be used in the event there is a combination of any of the Peer Group companies during the measurement period. The Board may disregard any of these guidelines when evaluating changes in the membership of the Peer Group during the Performance Period in any particular situation, as it deems reasonable in the exercise of its discretion.
(e) Ranking of Company as Compared to the Peer Group for Purposes of the RTSR Criterion. The Board will rank the Company’s performance against the RTSR Criterion within the Peer Group (set forth on Exhibit A) as of December 31, 2028, and apply the payout multiplier from the below table. In the event that the RTSR percentile ranking during the Performance Period falls between two RTSR percentile rankings as set forth below, the payout percentage shall be determined using straight-line linear interpolation between the levels set forth.

Relative TSR Performance
Ranger Relative Percentile Ranking**	Award Payout	Payout vs. Target
100%	Maximum	200%
70%	Stretch	140%
50%	Target	100%
30%	Threshold	50%
**Indicates Ranger’s percentile ranking as compared to the Peer Companies.
(f) Determination of Payout for Purposes of the ATSR Criterion. The Board will rank the Company’s performance against the ATSR Criterion as of December 31, 2028, and apply the award multiplier from the below table. In the event that the ATSR during the Performance Period exceeds 10% but otherwise falls between two ATSR levels set forth above, the payout percentage shall be determined using straight-line linear interpolation between the levels set forth. For the avoidance of doubt, no payout will be awarded if the ATSR is below 10%.

Absolute TSR Performance
ATSR	Award Payout	Payout vs. Target
75%	Maximum	200%
40%	Target	100%
10%	Threshold	25%
<10%	Below Threshold	0%

4.Termination of Employment. If Grantee’s Employment is voluntarily or involuntarily terminated during the Performance Period, then Grantee shall immediately forfeit the outstanding Performance Stock Units, except as provided below in this Section 4. Upon the forfeiture of any Performance Stock Units hereunder, the Grantee shall cease to have any rights in connection with such Performance Stock Units as of the date of forfeiture.
(a)Termination of Employment. Except as provided in Section 4(c) and (d), if the Grantee’s Employment is terminated for any reason, other than due to death or Disability during the Performance Period, any non-vested Performance Stock Units at the time of such termination shall automatically expire and terminate and no further vesting shall occur after the termination of Employment date. In such event, the Grantee will receive no payment for unvested Performance Stock Units.
(b)Disability or Death. Upon termination of Grantee’s Employment as the result of Grantee’s Disability (as defined below) or death during the Performance Period, then all of the outstanding Performance Stock Units shall become 100% vested on such date at the 1.0 multiplier award level. For purposes of this Agreement, “Disability” means (i) a disability that entitles the Grantee to benefits under the Company’s long-term disability plan, as may be in effect from time to time, as determined by the plan administrator of the long-term disability plan or (ii) a disability whereby the Grantee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.
(c)Involuntary Termination without Cause. Upon termination of Grantee’s Employment as the result of Grantee’s Involuntary Termination without Cause (as defined below) during the Performance Period, then Grantee shall be eligible to vest in a pro rata portion of the Performance Stock Units following the end of the Performance Period based on a fraction, the numerator of which is the number of days Grantee was employed during the Performance Period and the denominator of which is the total number of days in the Performance Period. Any Performance Stock Units eligible to pro rata vest shall remain subject to the Performance Criterion and such pro rata portion shall be multiplied by the award multiplier for the actual level of achievement of the Performance Criterion determined in Section 3(d) in the same manner and at the same time as determined for similarly situated employees and shall be paid to Grantee at the same time as paid to similarly situated employees, consistent with Section 5.
(d)Change in Control. If there is a Change in Control of the Company (as defined in the Plan) during the Performance Period, then in the event of the Grantee’s Involuntary Termination Without Cause (as defined below) within two (2) years following the effective date of the Change in Control and during the same Performance Period, all the outstanding Performance Stock Units shall automatically become 100% vested on the Grantee’s termination of Employment date based on the greater of the award multiplier for: (i) target performance or (ii) actual performance measured as of the date of the Change in Control.
(e)For purposes of this Agreement, “Involuntary Termination Without Cause” means the Employment of Grantee is involuntarily terminated by the Company (or by any successor to the Company) for any reason, including, without limitation, as the result of a Change in Control, except due to death, Disability or Cause; provided, that in the event of a dispute regarding whether Employment was terminated voluntarily or involuntarily, or with or without Cause, such dispute will be resolved by the Board, in good faith, in the exercise of its discretion.
5.Payment for Performance Stock Units. Payment for the vested Performance Stock Units subject to this Agreement shall be made to the Grantee as soon as practicable following the time such Performance Stock Units become vested in accordance with Section 3 or Section 4 prior to their expiration, but not earlier than thirty (30) days, and not later than ninety (90) days following the date of such vesting event. The number of Performance Stock Units that vest and are payable hereunder shall be determined by the Board, in its discretion, in accordance with the Payout Schedule in Section 3.
The number of Shares payable to the Grantee pursuant to this Agreement shall be an amount equal to the number of vested Performance Stock Units multiplied by the award multiplier for the level of achievement of the Performance Criterion determined in Section 3(d). The maximum payout for each Performance Stock Unit is two (2.0) Shares because the maximum award multiplier on the Payout Schedule is 2.0.
Any amount paid in respect of the vested Performance Stock Units shall be payable in Class A Common Stock Shares. Prior to any payments under this Agreement, the Board shall certify in writing, by resolution or otherwise, the amount to be paid in respect of the Performance Stock Units as a result of the achievement of the Performance Criterion.

Any Shares delivered to or on behalf of Grantee in respect of vested Performance Stock Units shall be subject to any further transfer or other restrictions as may be required by securities law or other applicable law, as determined by the Company.
6.Detrimental Conduct. In the event that the Board should determine, in its sole and absolute discretion, that, during Employment or within two (2) years following Employment termination for any reason, the Grantee engaged in Detrimental Conduct (as defined below), the Board may, in its sole and absolute discretion, if Shares have previously been transferred to the Grantee pursuant to Section 5 upon vesting of his Performance Stock Units, direct the Company to send a notice of recapture (a “Recapture Notice”) to such Grantee. Within ten (10) days after receiving a Recapture Notice from the Company, the Grantee will deliver to the Company either (i) the actual number of Shares that were transferred to the Grantee upon vesting of Performance Stock Units or (ii) a cash equivalent payment in an amount equal to the Fair Market Value of such Shares at the time when transferred to the Grantee, unless the Recapture Notice demands repayment of a lesser sum. All repayments hereunder shall be net of the taxes that were withheld by the Company when the Shares were originally transferred to Grantee following vesting of the Performance Stock Units pursuant to Section 5. For purposes of this Agreement, a Grantee has committed “Detrimental Conduct” if the Grantee (a) violated a confidentiality, non-solicitation, non-competition or similar restrictive covenant between the Company or one of its Affiliates and such Grantee, including violation of a Company policy relating to such matters, or (b) engaged in willful fraud that causes harm to the Company or one of its Affiliates or that is intended to manipulate the performance results of any Incentive Award, including, without limitation, any material breach of fiduciary duty, embezzlement or similar conduct that results in a restatement of the Company’s financial statements.
7.Grantee’s Representations. Notwithstanding any provision hereof to the contrary, the Grantee hereby agrees and represents that Grantee will not acquire any Shares, and that the Company will not be obligated to issue any Shares to the Grantee hereunder, if the issuance of such Shares constitutes a violation by the Grantee or the Company of any law or regulation of any governmental authority. Any determination in this regard that is made by the Board, in good faith, shall be final and binding. The rights and obligations of the Company and the Grantee are subject to all applicable laws and regulations.
8.Tax Withholding. To the extent that the receipt of the payment of Shares hereunder results in compensation income to Grantee for federal, state or local income tax purposes, Grantee shall deliver to Company at such time the sum that the Company requires to meet its tax withholding obligations under applicable law or regulation, and, if Grantee fails to do so, Company is authorized to (a) withhold from any cash or other remuneration (including any Shares), then or thereafter payable to Grantee, any tax required to be withheld; or (b) sell such number of Shares as is appropriate to satisfy such tax withholding requirements before transferring the resulting net number of Shares to Grantee in satisfaction of its obligations under this Agreement.
9.Independent Legal and Tax Advice. The Grantee acknowledges that (a) the Company is not providing any legal or tax advice to Grantee, and (b) the Company has advised the Grantee to obtain independent legal and tax advice regarding this Agreement and any payment hereunder.
10.No Rights in Shares. The Grantee shall have no rights as a stockholder in respect of any Shares, unless and until the Grantee becomes the record holder of such Shares on the Company’s records.

11.Conflicts with Plan, Correction of Errors, and Grantee’s Consent. In the event that any provision of this Agreement conflicts in any way with a provision of the Plan, such provisions shall be reconciled, or such discrepancy shall be resolved, by the Board in the exercise of its discretion. In the event that, due to administrative error, this Agreement does not accurately reflect the Performance Stock Units properly granted to the Grantee, the Board reserves the right to cancel any erroneous document and, if appropriate, to replace the cancelled document with a corrected document. All determinations and computations under this Agreement shall be made by the Board (or its authorized delegate or a duly authorize committee of the Board) in its discretion as exercised in good faith.
This Agreement and any award of Performance Stock Units or payment hereunder are intended to comply with or be exempt from Section 409A of the Internal Revenue Code and shall be interpreted accordingly. Accordingly, Grantee consents to such amendment of this Agreement as the Board may reasonably make in furtherance of such intention, and the Company shall promptly provide, or make available, to Grantee a copy of any such amendment.
12.Miscellaneous.
(a)No Fractional Shares. All provisions of this Agreement concern whole Shares. If the application of any provision hereunder would yield a fractional Share, such fractional Share shall be rounded down to the next whole Share if it is less than 0.5 and rounded up to the next whole Share if it is 0.5 or more.
(b)Transferability of Performance Stock Units. The Performance Stock Units are transferable only to the extent permitted under the Plan at the time of transfer (i) by will or by the laws of descent and distribution, or (ii) by a domestic relations order in such form as is acceptable to the Company. No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities, obligations or torts of the Grantee or any permitted transferee thereof.
(c)Not an Employment Agreement. This Agreement is not an employment agreement, and no provision of this Agreement shall be construed or interpreted to create any Employment relationship between Grantee and the Company for any time period. The Employment of Grantee with the Company shall be subject to termination to the same extent as if this Agreement did not exist.
(d)Notices. Any notice, instruction, authorization, request or demand required hereunder shall be in writing, and shall be delivered either by personal in-hand delivery, by telecopy or similar facsimile means, by certified or registered mail, return receipt requested, or by courier or delivery service, addressed to the Company at its then current main corporate address, and to Grantee at the address indicated on the Company’s records, or at such other address and number as a party has last previously designated by written notice given to the other party in the manner hereinabove set forth. Notices shall be deemed given when received, if sent by facsimile means (confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communications sent by facsimile means); and when delivered and receipted for (or upon the date of attempted delivery where delivery is refused), if hand-delivered, sent by courier or delivery service, or sent by certified or registered mail, return receipt requested.
(e)Amendment, Termination and Waiver. This Agreement may be amended, modified, terminated or superseded only by written instrument executed by or on behalf of the Grantee and the Company (by action of the Board, its delegate or a duly authorized committee of the Board). Any waiver of the terms or conditions hereof shall be made only by a written instrument executed and delivered by the party waiving compliance. Any waiver granted by the Company shall be effective only if executed and delivered by a duly authorized executive officer of the Company other than Grantee. The failure of any party at any time or times to require performance of any provisions hereof shall in no manner affect the right to enforce the same. No waiver by any party of any term or condition herein, or the breach thereof, in one or more instances shall be deemed to be, or construed as, a further or continuing waiver of any such condition or breach or a waiver of any other condition or the breach of any other term or condition.
(f)No Guarantee of Tax or Other Consequences. The Company makes no commitment or guarantee that any tax treatment will apply or be available to the Grantee or any other person. The Grantee has been advised, and provided with ample opportunity, to obtain independent legal and tax advice regarding this Agreement.
(g)Governing Law and Severability. This Agreement shall be governed by the laws of the State of Texas without regard to its conflicts of law provisions, except as preempted by controlling federal law. The invalidity of any provision of this Agreement shall not affect any other provision hereof or of the Plan, which shall remain in full force and effect.
(h)Successors and Assigns. This Agreement shall bind, be enforceable by, and inure to the benefit of, the Company and Grantee and any permitted successors and assigns under the Plan.
[Signature page follows.]

IN WITNESS WHEREOF, this Agreement is hereby approved and executed as of the date first written above.

RANGER ENERGY SERVICES, INC.

Name:	Stuart Bodden	Date of Signature
Title:	President and Chief Executive Officer

Name:	[Participant Name]	Date

EXHIBIT A
Performance Criterion and Peer Companies
1.     Relative TSR. RTSR is determined by dividing (1) the sum of (a) the cumulative amount of the per share dividends of the Company or the Peer Company, as applicable, for the applicable period assuming same-day reinvestment into the corporation’s common stock on the ex-dividend date and (b) the VWAP of such corporation’s shares for the last 30 consecutive trading days immediately preceding the end of the applicable period minus the VWAP of such corporation’s shares for the first 30 consecutive trading days immediately preceding the beginning of the applicable period, by (2) the VWAP of such corporation’s shares for the first 30 consecutive trading days immediately preceding the beginning of the applicable period. The RTSR for each Peer Company in the Peer Group will be calculated over the applicable period, and then compared with the identical calculation for the Company. The Company’s RTSR is a Performance Criterion that is compared to each Peer Company’s RTSR for the applicable period. As used herein, “VWAP” means volume-weighted average price.
2.    Absolute TSR. ATSR is determined by dividing (1) the sum of (a) the cumulative amount of the per share dividends of the Company for the applicable period assuming same-day reinvestment into the Company’s common stock on the ex-dividend date and (b) the VWAP of the Company’s shares for the last 30 consecutive trading days immediately preceding the end of the applicable period minus the VWAP of the Company’s shares for the first 30 consecutive trading days immediately preceding the beginning of the applicable period, by (2) the VWAP of the Company’s shares for the first 30 consecutive trading days immediately preceding the beginning of the applicable period. .
3.     Peer Companies and Peer Group. The following Peer Companies comprise the Peer Group to which the Company’s RTSR performance will be compared for the Performance Period:

1	BOOM	DMC Global Inc.
2	CLB	Core Laboratories Inc.
3	DTI	Drilling Tools International Corporation
4	FET	Forum Energy Technologies, Inc.
5	INVX	Innovex International, Inc.
6	KLXE	KLX Energy Services Holdings, Inc.
7	NPKI	NPK International Inc.
8	OIS	Oil States International, Inc
9	PUMP	ProPetro Holding Corp
10	RES	RPC, Inc.
11	SND	Smart Sand, Inc.
12	SEI	Solaris Energy Infrastructure, Inc.
13	TTI	TETRA Technologies, Inc.
14	WTTR	Select Energy Services, Inc.